Filed Pursuant to Rule 433

Dated September 3, 2026

Registration Statement No. 333-293169

3M Company

€500,000,000 3.500% Notes due 2028

€500,000,000 3.900% Notes due 2031

€500,000,000 4.100% Notes due 2034

Summary of Terms

3.500% Notes due 2028 (the “2028 Notes”)

Issuer:	3M Company

Issuer Legal Entity Identifier:	LUZQVYP4VS22CLWDAR65

Issuer Ratings*:	A3 (Stable) / BBB+ (Stable) / A- (Stable) (Moody’s/S&P/Fitch)

Expected Issue Ratings*:	A3 / BBB+ / A- (Moody’s/S&P/Fitch)

Security Description:	SEC-Registered 2-year Fixed Rate Notes

Principal Amount:	€500,000,000

Trade Date:	September 3, 2026

Settlement Date**:	September 10, 2026

Maturity Date:	September 10, 2028

Coupon:	3.500% per annum

Interest Payment Dates:	Payable annually in arrears on September 10 of each year, commencing on September 10, 2027

Day Count Convention:	Actual / Actual (ICMA), following, unadjusted

Benchmark German Government Security:	DBR 0.250% due August 15, 2028

Benchmark German Government Security Price/Yield:	95.060% / 2.910%

Re-offer Spread to Benchmark German Government Security:	+ 63.4 bps

Re-offer Yield:	3.544%

Mid-Swap Yield:	3.164%

Spread to Mid-Swap Yield:	+ 38 bps

Price to Public:	99.916% of the principal amount

Gross Proceeds:	€499,580,000

Currency of Payment:	Euro

CUSIP / ISIN / Common Code:	88579Y BS9 / XS3460877650 / 346087765

Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Settlement and Clearing:	Through the facilities of Clearstream Banking S.A. and/or Euroclear Bank SA/NV

Payment of Additional Interest:	Yes, as provided in the Preliminary Prospectus Supplement

Redemption:	The Issuer may redeem the 2028 Notes at its option, in whole or in part, at any time, prior to the Maturity Date, at a redemption price equal to the greater of:

(i) 100% of the principal amount of the 2028 Notes to be redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2028 Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate (as defined in the Preliminary Prospectus Supplement), plus 10 basis points, plus, accrued and unpaid interest thereon to, but not including, the redemption date.

Redemption for Tax Reasons:	Yes, as provided in the Preliminary Prospectus Supplement.

Expected Listing:	The Issuer intends to apply to list the 2028 Notes on the NYSE.

Stabilization:	FCA/ICMA

Joint Book-Running Managers:	Deutsche Bank AG, London Branch
Merrill Lynch International
Citigroup Global Markets Limited
J.P. Morgan Securities plc
Barclays Bank PLC
BNP PARIBAS
Goldman Sachs & Co. LLC
Morgan Stanley & Co. International plc
Wells Fargo Securities International Limited

Co-Managers:	Academy Securities, Inc.
Banco Santander, S.A.
BNY Mellon Capital Markets, LLC
ICBC Standard Bank Plc
Loop Capital Markets LLC
PNC Capital Markets LLC
RBC Europe Limited
Standard Chartered Bank
U.S. Bancorp Investments, Inc.

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time.

** Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2028 Notes on any day prior to the London business day before delivery will be required to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisors.

3.900% Notes due 2031 (the “2031 Notes”)

Issuer:	3M Company

Issuer Legal Entity Identifier:	LUZQVYP4VS22CLWDAR65

Issuer Ratings*:	A3 (Stable) / BBB+ (Stable) / A- (Stable) (Moody’s/S&P/Fitch)

Expected Issue Ratings*:	A3 / BBB+ / A- (Moody’s/S&P/Fitch)

Security Description:	SEC-Registered 5-year Fixed Rate Notes

Principal Amount:	€500,000,000

Trade Date:	September 3, 2026

Settlement Date**:	September 10, 2026

Maturity Date:	September 10, 2031

Coupon:	3.900% per annum

Interest Payment Dates:	Payable annually in arrears on September 10 of each year, commencing on September 10, 2027

Day Count Convention:	Actual / Actual (ICMA), following, unadjusted

Benchmark German Government Security:	DBR 0.000% due August 15, 2031

Benchmark German Government Security Price/Yield:	86.170% / 3.061%

Re-offer Spread to Benchmark German Government Security:	+ 85.2 bps

Re-offer Yield:	3.913%

Mid-Swap Yield:	3.233%

Spread to Mid-Swap Yield:	+ 68 bps

Price to Public:	99.942% of the principal amount

Gross Proceeds:	€499,710,000

Currency of Payment:	Euro

CUSIP / ISIN / Common Code:	88579Y BT7 / XS3460877734 / 346087773

Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Settlement and Clearing:	Through the facilities of Clearstream Banking S.A. and/or Euroclear Bank SA/NV

Payment of Additional Interest:	Yes, as provided in the Preliminary Prospectus Supplement

Redemption:	Prior to August 10, 2031 (one month prior to their maturity) (the “2031 Notes Par Call Date”), the Issuer may redeem the 2031 Notes at its option, in whole or in part, at any time at a redemption price equal to the greater of:

(i) 100% of the principal amount of the 2031 Notes to be redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2031 Notes to be redeemed that would be due if the 2031 Notes matured on the 2031 Notes Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate (as defined in the Preliminary Prospectus Supplement), plus 15 basis points, plus, accrued and unpaid interest thereon to, but not including, the redemption date.

In addition, at any time on or after the 2031 Notes Par Call Date, the Issuer may redeem the 2031 Notes, in whole or in part, at its option, at a redemption price equal to 100% of the principal amount of the 2031 Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

Redemption for Tax Reasons:	Yes, as provided in the Preliminary Prospectus Supplement.

Expected Listing:	The Issuer intends to apply to list the 2031 Notes on the NYSE.

Stabilization:	FCA/ICMA

Joint Book-Running Managers:	Deutsche Bank AG, London Branch
Merrill Lynch International
Citigroup Global Markets Limited
J.P. Morgan Securities plc
Barclays Bank PLC
BNP PARIBAS
Goldman Sachs & Co. LLC
Morgan Stanley & Co. International plc
Wells Fargo Securities International Limited

Co-Managers:	Academy Securities, Inc.
Banco Santander, S.A.
BNY Mellon Capital Markets, LLC
ICBC Standard Bank Plc
Loop Capital Markets LLC
PNC Capital Markets LLC
RBC Europe Limited
Standard Chartered Bank
U.S. Bancorp Investments, Inc.

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time.

** Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2031 Notes on any day prior to the London business day before delivery will be required to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisors.

4.100% Notes due 2034 (the “2034 Notes” and, together with the 2028 Notes and the 2031 Notes, the “Notes”)

Issuer:	3M Company

Issuer Legal Entity Identifier:	LUZQVYP4VS22CLWDAR65

Issuer Ratings*:	A3 (Stable) / BBB+ (Stable) / A- (Stable) (Moody’s/S&P/Fitch)

Expected Issue Ratings*:	A3 / BBB+ / A- (Moody’s/S&P/Fitch)

Security Description:	SEC-Registered 8-year Fixed Rate Notes

Principal Amount:	€500,000,000

Trade Date:	September 3, 2026

Settlement Date**:	September 10, 2026

Maturity Date:	September 10, 2034

Coupon:	4.100% per annum

Interest Payment Dates:	Payable annually in arrears on September 10 of each year, commencing on September 10, 2027

Day Count Convention:	Actual / Actual (ICMA), following, unadjusted

Benchmark German Government Security:	DBR 2.600% due August 15, 2034

Benchmark German Government Security Price/Yield:	95.550% / 3.245%

Re-offer Spread to Benchmark German Government Security:	+ 94.8 bps

Re-offer Yield:	4.193%

Mid-Swap Yield:	3.313%

Spread to Mid-Swap Yield:	+ 88 bps

Price to Public:	99.379% of the principal amount

Gross Proceeds:	€496,895,000

Currency of Payment:	Euro

CUSIP / ISIN / Common Code:	88579Y BU4 / XS3460878203 / 346087820

Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Settlement and Clearing:	Through the facilities of Clearstream Banking S.A. and/or Euroclear Bank SA/NV

Payment of Additional Interest:	Yes, as provided in the Preliminary Prospectus Supplement

Redemption:	Prior to July 10, 2034 (two months prior to their maturity) (the “2034 Notes Par Call Date”), the Issuer may redeem the 2034 Notes at its option, in whole or in part, at any time at a redemption price equal to the greater of:

(i) 100% of the principal amount of the 2034 Notes to be redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2034 Notes to be redeemed that would be due if the 2034 Notes matured on the 2034 Notes Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate (as defined in the Preliminary Prospectus Supplement), plus 15 basis points, plus, accrued and unpaid interest thereon to, but not including, the redemption date.

In addition, at any time on or after the 2034 Notes Par Call Date, the Issuer may redeem the 2034 Notes, in whole or in part, at its option, at a redemption price equal to 100% of the principal amount of the 2034 Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

Redemption for Tax Reasons:	Yes, as provided in the Preliminary Prospectus Supplement.

Expected Listing:	The Issuer intends to apply to list the 2034 Notes on the NYSE.

Stabilization:	FCA/ICMA

Joint Book-Running Managers:	Deutsche Bank AG, London Branch
Merrill Lynch International
Citigroup Global Markets Limited
J.P. Morgan Securities plc
Barclays Bank PLC
BNP PARIBAS
Goldman Sachs & Co. LLC
Morgan Stanley & Co. International plc
Wells Fargo Securities International Limited

Co-Managers:	Academy Securities, Inc.
Banco Santander, S.A.
BNY Mellon Capital Markets, LLC
ICBC Standard Bank Plc
Loop Capital Markets LLC
PNC Capital Markets LLC
RBC Europe Limited
Standard Chartered Bank
U.S. Bancorp Investments, Inc.

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time.

** Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2034 Notes on any day prior to the London business day before delivery will be required to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisors.

MiFID II and UK MiFIR – professionals / ECPs-only / No EEA PRIIPs KID – Manufacturer target market (MiFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No EEA PRIIPs key information document (KID) has been prepared as the Notes are not available to retail investors in the European Economic Area.

The Issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement thereto in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank AG, London Branch toll-free at 1-800-503-4611, Merrill Lynch International toll-free at 1-800-294-1322, Citigroup Global Markets Limited toll-free at 1-800-831-9146, J.P. Morgan Securities plc toll-free at +44-207-134-2468 (non-U.S. investors) or J.P. Morgan Securities LLC collect at 1-212-834-4533 (U.S. investors).

This communication is not being made, and has not been approved, by an authorized person for the purposes of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, this communication is not being distributed to, and must not be passed on to, the general public in the United Kingdom. This communication is for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are any other persons to whom it may otherwise lawfully be communicated or distributed under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This communication must not be acted on or relied on, in the United Kingdom, by persons who are not relevant persons.